Sharon D. Mitchell, Attorney at Law SD Mitchell & Associates, PLC

57492 Onaga Trail ∙ Yucca Valley, California 92284 829 Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230

(248) 515-6035 (Phone) (248) 751-6030 (Facsimile) sharondmac2013@gmail.com

*Admitted in Michigan

19 April 2023

Mr. Kos Ramirez Maximiliano President/Chief Executive Officer Marky Corp.

San Sebastian 309, Martinica León, Guanajuato, Mexico

Re: Form S-1 Registration Statement Dear Mr. Maximiliano:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of Marky Corp. (the “Company”) covered by a Form S-1 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1. 4,000,000 shares of Marky Corp. Common Stock, $0.001 par value (“Shares”) offered for sale by the Company.

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the state of Wyoming, validly existing and in good standing as a corporation under the laws of the state of Wyoming.

It is my opinion that all of the 4,000,000 shares of the Common Stock offered for sale by the Company, and described in the S-1 Registration Statement, will be, when sold, duly authorized, validly issued, fully paid and non-assessable under the laws of the state of Wyoming.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to the matters of the internal law

Mr. Mr. Kos Ramirez Maximiliano President/Chief Executive Officer Marky Corp.

19 April 2023

of the State of Wyoming without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Interests of Named Experts and Counsel” in the Prospectus constituting a part of the Registration Statement.

With best regards, Sharon D. Mitchell